Exhibit 3.1

GLADSTONE COMMERCIAL CORPORATION

ARTICLES SUPPLEMENTARY

Gladstone Commercial Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2 of Articles SEVENTH of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) reclassified and designated 3,500,000 authorized but unissued shares (the “Shares”) of Senior Common Stock, par value $0.001 per share, of the Corporation as authorized but unissued shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”).

SECOND: A description of the Common Stock is contained in Articles SIXTH, SEVENTH and EIGHTH of the Charter.

THIRD: The Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of April, 2018.

ATTEST:	GLADSTONE COMMERCIAL CORPORATION

	By:		(SEAL)
Name: Michael LiCalsi		Name: David Gladstone
Title: Secretary		Title: Chief Executive Officer